Fuel Systems Solutions Reports Second Quarter 2014 Results

Second Quarter Revenue of $87.4 Million

Adjusted EBITDA of $0.7 Million

Net Loss of $44.2 Million or $2.20 Per Share includes $43.2 Million, or $2.15 Per Share, Asset Impairment Charge (net of tax benefit)

NEW YORK, N.Y., Aug. 18, 2014 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) reported results for its second quarter ended June 30, 2014.

Mariano Costamagna, Fuel Systems’ CEO, said, “Fuel Systems is undergoing a transition in our end markets requiring us to further distinguish our automotive product lines in our marketplaces and develop new products and markets for growth, while right-sizing a portion of our operations. This transition is evident in the non-cash mark down of our goodwill and certain long-lived assets recorded  in our second quarter 2014 results, which reflect the impacts to profitability of competitive and economic trends in our units and the costs of restructuring. Prudence demands that we adjust our 2014 financial outlook to account for these factors.”

Mr. Costamagna concluded, “Our top priorities for the second half of the year are to generate positive cash flows while continuing to carefully invest in the development of our long-term growth opportunities. We are closing our Livorno automotive conversion facility where we are in the process of reductions in workforce negotiations, and are eliminating additional costs and enhancing efficiencies throughout the organization. In our automotive unit, we are working with OEMs to develop programs centering on both port and direct injection, and are further differentiating our OEM from our aftermarket products by redesigning the aftermarket products to better suit the pricing and feature demands of the aftermarket while preserving the prestige of our brands. We also are planning the launch of BRC Brakepads. On the industrial side, we are working with customers to extend existing programs and are developing new programs and products for the mobile and APU markets. Finally, we are pursuing possible opportunistic M&A transactions. In all, we are focused on weathering this transition by concentrating on execution, cost control, and extending our technological leadership to create new growth in 2015 and beyond.”

Second Quarter 2014 Financial Results

Revenue for the second quarter of 2014 was $87.4 million compared to $111.1 million in the second quarter of 2013. Automotive revenue decreased $18.3 million primarily reflecting lower DOEM and OEM volumes as a result of difficult economic conditions and the loss of certain programs and customers as well as the impact of the competitive aftermarket pressure. Industrial revenue decreased $5.4 million compared to the prior-year period primarily reflecting lower demand for mobile equipment and a decrease in heavy duty sales in Asia. The impact of foreign exchange on the second quarter revenue was negative $0.2 million.

Gross profit for the second quarter of 2014 was $17.9 million, or 20.4% of revenue, compared to $25.8 million, or 23.2% of revenue, in the second quarter of 2013. The lower gross profit primarily reflects the reduction in automotive revenue discussed above and a shift in the mix of business.

The Company recorded a non-cash goodwill and long-lived asset impairment charge of $44.3 million in the second quarter, comprised of a goodwill impairment of $39.9 million and a write-down of long-lived assets of $ 4.4 million, relating to both of our operating segments, not including a $1.1 million tax benefit related to the impairment charge. Operating loss for the second quarter of 2014 totaled $47.9 million. Excluding this charge, operating loss for the second quarter of 2014 totaled $3.6 million, or 4.1% of revenue, compared to operating income of $4.8 million, or 4.3% of revenue, in the second quarter of 2013.The decrease primarily reflects the lower gross profit mentioned above and certain costs associated with rationalizing the workforce and facilities in our Italian operations.

Adjusted EBITDA for the second quarter of 2014 was $0.7 million, or 0.8% of revenue, compared to $7.3 million, or 6.6% of revenue, in the second quarter of 2013, primarily reflecting the abovementioned revenue and cost variances. Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Measures” below for a discussion of this metric.

The Company has experienced a high income tax rate that is primarily a result of the fluctuation of earnings in various jurisdictions and losses incurred in the US and certain foreign jurisdictions for which no tax benefits have been recorded. However, currently there are certain foreign jurisdictions where tax benefits are now included in the Company’s income tax provision and as a result the Company expects its effective tax rate for 2014 to be lower than in 2013.

Net loss for the second quarter of 2014 was $44.2 million, or $2.20 per diluted share, including the abovementioned impairment and long-lived asset charge, net of tax, of $43.2 million, or $2.15 per share. Excluding this charge, net loss for the second quarter of 2014 was $1.0 million, or $0.05 per diluted share, compared to net income of $2.6 million, or $0.13 per diluted share, in the second quarter of 2013.

FSS Automotive Operations

FSS Automotive second quarter 2014 revenue was $59.7 million, compared to $78.0 million from the same quarter a year ago. The impact of foreign exchange on FSS Automotive was a positive $0.4 million; in constant currency, second quarter FSS Automotive revenue decreased 24.0%, reflecting decreases in both DOEM/OEM and aftermarket volumes. Excluding the $40.2 million non-cash goodwill and long-lived asset impairment charge attributable to Automotive, FSS Automotive second quarter 2014 operating loss was $4.5 million, compared to operating income of $2.8 million in the same period a year ago. FSS Automotive second quarter 2014 Adjusted EBITDA was ($1.5) million, compared to $5.2 million a year ago.

FSS Industrial Operations

Revenue from FSS Industrial was $27.7 million compared to $33.1 million the same quarter a year ago. The impact of foreign exchange on FSS Industrial was a negative $0.7 million; in constant currency, second quarter FSS Industrial revenue decreased 14.2%, primarily reflecting the lower demand mentioned above and the previously announced loss of a large customer. Excluding the $4.1 million non-cash goodwill and long-lived asset impairment charge attributable to Industrial, FSS Industrial second quarter 2014 operating income was $2.5 million, compared to operating income of $3.7 million in the same period a year ago. FSS Industrial second quarter 2014 Adjusted EBITDA was $3.5 million, compared to $3.7 million a year ago.

Credit Facility Renewal

On April 30, 2014, the Company renewed and expanded the amount of its credit facility to $20 million. The agreement with the New York Branch of Intesa SanPaolo S.p.A. also extended the maturity date to April 30, 2015, ensuring an appropriate level of global liquidity.

Six Months Ended June 30, 2014 Financial Results

Total revenue for the first half of 2014 was $168.7 million compared to $209.7 million for the first half of 2013. Net loss for the first half of 2014 was $46.2 million, or $2.30 per diluted share, including the abovementioned goodwill and long-lived impairment charge, net of tax, of $43.2 million, or $2.15 per share. Excluding this charge, net loss for the first half of 2014 was $3.0 million, or $0.15 per diluted share, compared to a net income of $1.9 million, or $0.09 per diluted share, for the first half of 2013. Adjusted EBITDA for the first half of 2014 was $2.3 million compared to $11.7 million for the first half of 2013.

Total FSS Automotive revenue for the first six months of 2014 was $114.1 million compared to $144.6 million for the same period a year ago. Automotive operating loss was $47.0 million for the first half of 2014, including the abovementioned goodwill and long-lived asset impairment charge compared to operating income of $3.1 million for the first half of 2013. FSS Automotive Adjusted EBITDA for the first half of 2014 was ($0.3) million compared to $8.5 million for the first half of 2013.

Total FSS Industrial revenue for the first six months of 2014 was $54.6 million compared to $65.1 million for the same period a year ago. Industrial operating income was $0.3 million for the first half of 2014 , including the abovementioned goodwill and long-lived asset impairment charge compared to $6.1 million for the first half of 2013. FSS Industrial Adjusted EBITDA for the first half of 2014 was $5.8 million compared to $6.4 million for the first half of 2013.

Revised Company Outlook

The Company currently expects full year 2014 revenue to be in the  range of between $335 million to $355 million, and has reduced its expectation for 2014 gross margin to a range of 19% to 21%, and its expectation for 2014 positive cash flow as defined by Adjusted EBITDA to between $4 million and $8 million. This revised outlook is based upon the following expectations:

•

Automotive operations – slower global transportation market given increasingly aggressive competition and the difficult economies in developing countries in Latin America and Europe, including the previously disclosed loss of certain OEM and DOEM programs in Asia and Europe, and the discontinuation of the Chevrolet brand in Europe. The slower markets are expected to be partially offset by the anticipated maintenance of the Company’s leading market share in the European aftermarket, albeit at gross margins reduced from prior expectations.

•

Industrial operations – the effect of the previously announced loss of a large customer is expected to be partially offset by new engine programs beginning in late 2014 and early 2015, and by modest growth in the APU and mobile markets.

•

A lower margin performance in 2014 relative to 2013, reduced from prior expectations, due to lower DOEM/OEM revenue volumes and revisions in the expected revenue mix, as well as lower gross margins on aftermarket products; incremental costs as the Company continues to implement cost reductions for future periods as it focuses on achieving greater operational efficiencies for 2015, which should benefit 2015 profitability.

•	The Company expects its effective tax rate for 2014 should be lower than in 2013 resulting from the anticipated mix of business by tax jurisdiction as mentioned above.

Non-GAAP Measures

To provide investors and others with additional information regarding Fuel Systems’ results, in addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, Fuel Systems presents Adjusted EBITDA, which is a non-GAAP measure. A reconciliation of this non-GAAP measure to the closest GAAP financial measure is presented in the financial tables below under the heading “Non-GAAP FINANCIAL MEASURE RECONCILIATION.” Adjusted EBITDA is determined by adding the following items to Net Income, the closest GAAP financial measure:  Depreciation & Amortization; Interest income, net; and Benefit (Provision) for Income Taxes and Impairments. Fuel Systems’ management believes this non-GAAP financial measure offers additional insight into the Company’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in the business, as it excludes certain non-cash items. This non-GAAP financial measure also can provide useful information to investors and others in understanding and evaluating Fuel Systems’ operating results and future prospects when comparing financial results across accounting periods and to those of peer companies. Fuel Systems may not define this non-GAAP financial measure in a manner similar to other companies.

Conference Call

The Company will host a conference call today, August 18th at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its second quarter 2014 financial results and other matters. To listen to the call live, please dial 877-359-9508 at least 10 minutes before the start of the conference. International participants may dial 224-357-2393.  The conference ID will be 73011116.  The call will be webcast and can be accessed from the “Investor Relations” section of the Company’s website at http://www.fuelsystemssolutions.com.  A telephone replay will be available until midnight Eastern Time on August 20th by dialing 855-859-2056 or 404-537-3406 and entering pass code 73011116. A replay will also be available at the web address above for 90 days.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are not historical facts, but instead involve known and unknown risks, uncertainties and other factors that may cause our Company’s actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward looking statements. Statements in this press release that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Words such as: “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “seeks,” “on-going” or the negative of these terms or other comparable terminology often identify forward-looking statements, although not all forward-looking statements contain these words. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and beliefs concerning future business conditions, our results of operations, financial position and our business outlook, or state other “forward-looking” information based on currently available information. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These risks and uncertainties and certain other factors which may impact our continuing business financial condition or results of operations, or which may cause actual results to differ from such forward-looking statements, include, but are not limited to, the unpredictable nature of the developing alternative fuel U.S. automotive market, customer dissatisfaction with our products or services, the inability to deliver our products on schedule, a further slowing of economic activity, our ability to maintain customer program relationships, potential changes in tax policies and government incentives and their effect on the economic benefits of our products to consumers, the continued weakness in financial and credit markets of certain countries, the growth of non-gaseous alternative fuel products and other new technologies, the price differential between alternative gaseous fuels and gasoline, and the repeal or implementation of government regulations relating to reducing vehicle emissions, economic uncertainties caused by political instability in certain of the markets we do business in, the impact of the Argentinean debt crisis on our business, our ability to realign costs with current market conditions, as well as the risks and uncertainties included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our other periodic reports filed with the SEC. These forward-looking statements are not guarantees of future performance. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not place undue reliance on these forward looking statements. The forward-looking statements made in this press release relate to events and state our beliefs, intent and our view of future events only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq: FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems’ components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the Company’s advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine.  In addition to the components and systems, the Company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. Additional information is available at www.fuelsystemssolutions.com.

Company Contact:

Pietro Bersani, Chief Financial Officer Fuel, Systems Solutions, Inc.

(646) 502-7170

Investor Relations Contacts:

LHA

Carolyn M. Capaccio

ccapaccio@lhai.com

Cathy Mattison

cmattison@lhai.com (415) 433-3777

–Tables Follow –

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data); (Unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$69,649	$80,961
Accounts receivable, less allowance for doubtful accounts of $3,867 and $3,993 at June 30, 2014 and December 31, 2013, respectively	59,518	65,008
Inventories	94,486	95,052
Deferred tax assets, net	11,978	10,234
Other current assets	25,930	21,490
Short-term investments	17,972	14,615
Related party receivables	3,548	2,787
Total current assets	283,081	290,147
Equipment and leasehold improvements, net	54,311	58,402
Goodwill, net	7,545	48,896
Deferred tax assets, net	5,261	4,129
Intangible assets, net	8,570	11,790
Other assets	1,212	1,260
Long-term investments	0	675
Total Assets	$359,980	$415,299
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$39,407	$40,702
Accrued expenses	41,233	42,094
Income taxes payable	243	216
Current portion of term loans and debt	211	213
Related party payables	2,480	2,860
Total current liabilities	83,574	86,085
Term and other loans	107	215
Other liabilities	7,195	8,364
Deferred tax liabilities	1,361	1,583
Total Liabilities	92,237	96,247
Equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares; none issued and outstanding at June 30, 2014 and December 31, 2013	—	—
Common stock, $0.001 par value, authorized 200,000,000 shares; 20,113,519 issued and 20,105,520 outstanding at June 30, 2014; and 20,104,009 issued and 20,096,010 outstanding at December 31, 2013	20	20
Additional paid-in capital	320,540	320,345
Shares held in treasury, 7,999 shares at June 30, 2014 and December 31, 2013	(276)	(295)
Accumulated Deficit	(46,931)	(735)
Accumulated other comprehensive loss	(5,768)	(439)
Total Fuel Systems Solutions, Inc. Equity	267,585	318,896
Non-controlling interest	158	156
Total Equity	267,743	319,052
Total Liabilities and Equity	$359,980	$415,299

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data); (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue	$87,391	$111,095	$168,687	$209,695
Cost of revenue	69,539	85,276	133,434	162,258
Gross profit	17,852	25,819	35,253	47,437
Operating expenses:
Research and development expense	7,118	7,268	13,505	13,793
Selling, general and administrative expense	14,300	13,730	27,597	27,686
Impairments	44,341	0	44,341	0
Total operating expenses	65,759	20,998	85,443	41,479
Operating (loss) income	(47,907)	4,821	(50,190)	5,958
Other income (expense), net	894	(909)	1,419	(1,244)
Interest (expense) income, net	(27)	27	(14)	43
(Loss) income from operations before income taxes and non-controlling interest	(47,040)	3,939	(48,785)	4,757
Income tax benefit (expense)	2,844	(1,359)	2,585	(2,902)
Net (loss) income	(44,196)	2,580	(46,200)	1,855
Less: Net (loss) attributable to the non-controlling interest	(6)	0	(4)	0
Net (loss) income attributable to Fuel Systems Solutions, Inc..	(44,190)	2,580	(46,196)	1,855
Net (loss) income per share attributable to Fuel Systems Solutions, Inc.:
Basic	$(2.20)	$0.13	$(2.30)	$0.09
Diluted	$(2.20)	$0.13	$(2.30)	$0.09
Number of shares used in per share calculation:
Basic	20,101,026	20,065,789	20,098,532	20,057,653
Diluted	20,101,026	20,078,863	20,098,532	20,070,621

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands); (Unaudited)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net (loss) income	$(46,200)	$1,855
Less: Net loss attributable to the non-controlling interest	4	0
Net (loss) income attributable to Fuel Systems Solutions, Inc.	(46,196)	1,855
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and other amortization	5,501	5,443
Amortization of intangibles arising from acquisitions	1,252	1,538
Impairments	44,341	0
Provision for doubtful accounts	77	78
Write down of inventory	1,891	1,325
Other non-cash items	14	(247)
Deferred income taxes	(3,356)	(441)
Unrealized (gain) loss on foreign exchange transactions	(825)	2,175
Compensation expense related to equity awards	196	174
Loss (gain) on disposal of equipment and other assets	564	(407)
Reduction of contingent consideration	0	(406)
Changes in assets and liabilities, net of acquisitions:
Decrease (increase) in accounts receivable	4,044	(6,452)
Increase in inventories	(2,978)	(8,739)
Increase in other current assets	(5,764)	(2,960)
Decrease (increase) in other assets	724	(603)
(Decrease) increase in accounts payable	(261)	11,624
Increase in income taxes payable	84	1,395
Increase in accrued expenses	403	47
Decrease in long-term liabilities	(1,097)	(267)
Receivables from/payables to related party, net	(1,107)	814
Net cash (used in) provided by operating activities	(2,493)	5,946
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(6,041)	(3,991)
Purchase of investments	(3,000)	(12,626)
Sale of investments	0	6,753
Other	121	192
Net cash used in investing activities	(8,920)	(9,672)
Cash flows from financing activities:
Payments on term loans and other loans	(107)	(142)
Other	19	94
Net cash used in financing activities	(88)	(48)
Net decrease in cash and cash equivalents	(11,501)	(3,774)
Effect of exchange rate changes on cash	189	(938)
Net decrease in cash and cash equivalents	(11,312)	(4,712)
Cash and cash equivalents at beginning of period	80,961	75,675
Cash and cash equivalents at end of period	$69,649	$70,963
Supplemental disclosures of cash flow information:
Non-cash investing and financing activities:
Acquisition of equipment in accounts payable	$347	$264

FUEL SYSTEMS SOLUTIONS, INC.

NON-GAAP FINANCIAL MEASURE RECONCILIATION

(In thousands); (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Segment Adjusted EBITDA:	2014	2013	2014	2013
FSS Industrial	$3,534	$3,746	$5,783	$6,409
FSS Automotive	(1,467)	5,197	(327))	8,485
Corporate and Other	(1,352)	(1,631)	(3,134)	(3,199)
Total Adjusted EBITDA (Non-GAAP)	$715	$7,312	$2,322	$11,6955
Reconciliation:
Loss (income) attributable to non-controlling interests	6	0	4	0
Interest (expense) income, net	(27)	27	(14))	43
Benefit (provision) for Income taxes	2,844	(1,359)	2,586	(2,902)
Depreciation & Amortization	(3,387)	(3,400)	(6,753)	(6,981)
Impairments	(44,341)	0	(44,341)	0
Net (Loss) Income attributable to Fuel Systems Solutions, Inc.	$(44,190)	$2,580	$(46,196))	$1,855

 FUEL SYSTEMS SOLUTIONS, INC.

OPERATING SEGMENT INFORMATION

(In thousands); (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue:
FSS Industrial	$27,698	$33,133	$54,629	$65,079
FSS Automotive	59,693	77,962	114,058	144,616
Total	$87,391	$111,095	$168,687	$209,695

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Operating (Loss) Income:
FSS Industrial	$(1,628)	$3,652	$266	$6,114
FSS Automotive	(44,725)	2,792	(47,004)	3,054
Corporate Expenses (1)	(1,554)	(1,623)	(3,452)	(3,210)
Total	$(47,907)	$4,821	$(50,190)	$5,958

(1)	Represents corporate expense not allocated to either of the business segments.